CFO Commentary on Second Quarter Fiscal Year 2017 Results

Q2 FY 2017 Summary

GAAP
($ in millions except earnings per share)	Q2 FY17	Q1 FY17	Q2 FY16	Q/Q	Y/Y
Revenue	$1,428	$1,305	$1,153	Up 9%	Up 24%
Gross margin	57.9%	57.5%	55.0%	Up 40 bps	Up 290 bps
Operating expenses	$509	$506	$558	Up 1%	Down 9%
Operating income	$317	$245	$76	Up 29%	Up 317%
Net income	$253	$196	$26	Up 29%	Up 873%
Diluted earnings per share	$0.40	$0.33	$0.05	Up 21%	Up 700%

Non-GAAP
($ in millions except earnings per share)	Q2 FY17	Q1 FY17	Q2 FY16	Q/Q	Y/Y
Revenue	$1,428	$1,305	$1,153	Up 9%	Up 24%
Gross margin	58.1%	58.6%	56.6%	Down 50 bps	Up 150 bps
Operating expenses	$448	$443	$421	Up 1%	Up 6%
Operating income	$382	$322	$231	Up 19%	Up 65%
Net income	$313	$263	$190	Up 19%	Up 65%
Diluted earnings per share	$0.53	$0.46	$0.34	Up 15%	Up 56%

Revenue by Reportable Segments
($ in millions)	Q2 FY17	Q1 FY17	Q2 FY16	Q/Q	Y/Y
GPU Business	$1,196	$1,079	$959	Up 11%	Up 25%
Tegra Processor Business	166	160	128	Up 4%	Up 30%
Other	66	66	66	--	--
Total	$1,428	$1,305	$1,153	Up 9%	Up 24%

Revenue by Market Platform
($ in millions)	Q2 FY17	Q1 FY17	Q2 FY16	Q/Q	Y/Y
Gaming	$781	$687	$660	Up 14%	Up 18%
Professional Visualization	214	189	176	Up 13%	Up 22%
Datacenter	151	143	72	Up 6%	Up 110%
Automotive	119	113	71	Up 5%	Up 68%
OEM and IP	163	173	174	Down 6%	Down 6%
Total	$1,428	$1,305	$1,153	Up 9%	Up 24%

Revenue

Revenue increased 24 percent year over year and 9 percent sequentially to a record $1.43 billion. Growth was driven by GPUs for gaming, datacenter and professional visualization, as well as for Tegra® automotive systems.

GPU Business revenue was $1.20 billion, up 25 percent from a year earlier and up 11 percent sequentially, reflecting strength in datacenter and GeForce® gaming GPU revenue. Tegra Processor Business revenue of $166 million was up 30 percent year on year and up 4 percent sequentially, reflecting growth in Tegra automotive.

Gaming platform revenue was $781 million, up 18 percent from a year ago, driven by Pascal™ gaming GPU sales across all regions. Professional visualization revenue from Quadro® was a record $214 million, up 22 percent year over year and up 13 percent sequentially. Datacenter revenue, including Tesla® and NVIDIA GRID™, was a record $151 million, up 110 percent from a year earlier and up 6 percent sequentially, amid strong demand for GPU acceleration related to deep learning. Automotive revenue from infotainment modules and product development contracts was a record $119 million, up 68 percent from a year earlier and up 5 percent sequentially.

License revenue from our patent license agreement with Intel remained flat at $66 million.

Gross Margin

GAAP gross margin for the second quarter was a record 57.9 percent and non-GAAP gross margin was 58.1 percent. These reflect the strength of our GeForce gaming GPUs, the success of our platform approach and strong demand for deep learning.

Expenses

GAAP operating expenses were $509 million, including $61 million in stock-based compensation and other charges. Non-GAAP operating expenses were $448 million, up 6 percent from a year earlier and up 1 percent sequentially. This reflects headcount related costs from hiring for our growth initiatives and marketing expenses associated with the introduction of our new Pascal family of GPUs.

Operating Income

GAAP operating income was $317 million, up 317 percent from $76 million a year earlier. The prior year’s second quarter operating income included $89 million in restructuring and other charges primarily associated with the wind down of our Icera® operations. Non-GAAP operating income was $382 million, up 65 percent from $231 million a year earlier.

Other Income & Expense and Income Tax

GAAP
($ in millions)	Q2 FY17	Q1 FY17	Q2 FY16
Interest income	$12	$12	$9
Interest expense	(12)	(12)	(12)
Other income (expense)	--	(4)	(1)
Total	$ --	$(4)	$(4)

Non-GAAP
($ in millions)	Q2 FY17	Q1 FY17	Q2 FY16
Interest income	$12	$12	$9
Interest expense	(5)	(5)	(5)
Other income (expense)	--	(7)	(1)
Total	$7	$ --	$3

Other income and expense, or OI&E, includes interest earned on our cash and investments, interest expense associated with our convertible debt, and other gains and losses. GAAP OI&E includes interest expense primarily associated with the debt coupon and the amortization of the debt discount from our convertible notes and interest income from our investment portfolio, partially offset by foreign exchange translation losses. Non-GAAP OI&E excludes the portion of interest expense from the amortization of the debt discount and the gains or losses from sales of certain investments.

For the second quarter, our GAAP and non-GAAP effective tax rates were 20 percent.

Net Income and EPS

GAAP net income was $253 million and earnings per diluted share were $0.40, up from $26 million and $0.05, respectively, from a year earlier. The prior year’s second quarter included restructuring and other charges associated with our wind down of our Icera operations. Non-GAAP net income was $313 million and earnings per diluted share were $0.53, up 65 percent and 56 percent, respectively, from a year earlier, fueled by strong revenue growth and improved gross and operating margins.

Weighted Average Shares

Weighted average shares used in the GAAP and non-GAAP diluted EPS calculations for the second quarter were as follows:

Weighted Average Shares
(in millions)	GAAP	Non-GAAP
Basic shares	534	534
Dilutive impact from:
Equity awards	23	23
Warrants	31	31
Convertible notes	43	--
Diluted shares	631	588

Capital Return

Capital Return
(in millions)	FY13	FY14	FY15	FY16	Q1FY17	Q2FY17
Dividends	$47	$181	$186	$213	$62	$62
Share repurchases:
	$$100	$887	$814	$587	$500	$9
Shares	8	62	44	25	12	--

During the first half of fiscal 2017, we paid $509 million for share repurchases and $124 million in cash dividends.

Since the restart of our capital return program in the fourth quarter of fiscal 2013, we have returned $3.65 billion to shareholders. This return represents over 100 percent of our cumulative free cash flow for fiscal years 2013 through second quarter of fiscal year 2017.

Balance Sheet and Cash Flow

Cash, cash equivalents and marketable securities at the end of the second quarter were $4.88 billion, compared with $4.75 billion at the end of the prior quarter, as operating cash flow was partially offset by the quarterly cash dividend.

Accounts receivable at the end of the quarter was $644 million compared with $523 million in the prior quarter. DSO at quarter-end was 41 days, up from 36 days in the prior quarter and flat from the second quarter of fiscal 2016.

Inventory at the end of the quarter was $521 million, up from $394 million in the prior quarter and from $441 million a year earlier. DSI at quarter-end was 79 days, up from 65 days in the prior quarter and 77 days a year earlier.

Cash flow from operating activities was $184 million in the second quarter, down from $309 million in the prior quarter and up from $163 million a year earlier. The sequential decrease was primarily due to changes in operating assets and liabilities, partially offset by growth in net income.

Free cash flow was $151 million in the second quarter, compared with $254 million in the previous quarter and $139 million a year earlier.

Depreciation and amortization expense for the second quarter amounted to $47 million. Capital expenditures were $33 million.

Third Quarter of Fiscal 2017 Outlook

Our outlook for the third quarter of fiscal 2017 is as follows:

•

•	Revenue is expected to be $1.68 billion, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be 57.8 percent and 58.0 percent, respectively, plus or minus 50 basis points.

•	GAAP operating expenses are expected to be approximately $530 million. Non-GAAP operating expenses are expected to be approximately $465 million.

•	GAAP and non-GAAP tax rates for the third quarter of fiscal 2017 are both expected to be 21 percent, plus or minus one percent.

•	Capital expenditures are expected to be approximately $35 million to $45 million.

_____________________

For further information, contact:

Arnab Chanda	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6616	(408) 566-5150
achanda@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures

To supplement NVIDIA’s Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP other income (expense), net, non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, non-GAAP diluted shares, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, legal settlement costs, product warranty charge, acquisition-related costs, contributions, restructuring and other charges, gains from non-affiliated investments, interest expense related to amortization of debt discount, and the associated tax impact of these items, where applicable. Weighted average shares used in the non-GAAP diluted net income per share computation includes the anti-dilution impact of our Note Hedge. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: our financial outlook for the third quarter of fiscal 2017; and our tax rates for the third quarter of fiscal 2017 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended May 1, 2016. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2016 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Quadro, Tegra, Tesla, Icera, NVIDIA GRID, and Pascal are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	July 31,	May 1,	July 26,	July 31,	July 26,
	2016	2016	2015	2016	2015

GAAP gross profit	$826	$751	$634	$1,577	$1,286
GAAP gross margin	57.9%	57.5%	55.0%	57.7%	55.8%
Stock-based compensation expense (A)	4	4	3	8	6
Legal settlement costs (B)	—	10	—	10	—
Product warranty charge (C)	—	—	15	—	15
Non-GAAP gross profit	$830	$765	$652	$1,595	$1,307
Non-GAAP gross margin	58.1%	58.6%	56.6%	58.4%	56.7%

GAAP operating expenses	$509	$506	$558	$1,016	$1,036
Stock-based compensation expense (A)	(54)	(49)	(44)	(104)	(87)
Legal settlement costs (B)	—	(6)	—	(6)	—
Acquisition-related costs (D)	(4)	(4)	(4)	(8)	(13)
Contributions	(1)	(3)	—	(4)	—
Restructuring and other charges	(2)	(1)	(89)	(3)	(89)
Non-GAAP operating expenses	$448	$443	$421	$891	$847

GAAP income from operations	$317	$245	$76	$561	$250
Total impact of non-GAAP adjustments to income from operations	65	77	155	143	211
Non-GAAP income from operations	$382	$322	$231	$704	$461

GAAP other income (expense), net	$—	$(4)	$(4)	$(3)	$(6)
Gains from non-affiliated investments	—	(3)	—	(3)	—
Interest expense related to amortization of debt discount	7	7	7	14	14
Non-GAAP other income (expense), net	$7	$—	$3	$8	$8

GAAP net income	$253	$196	$26	$449	$160
Total pre-tax impact of non-GAAP adjustments	72	81	162	154	225
Income tax impact of non-GAAP adjustments	(12)	(14)	2	(27)	(8)
Non-GAAP net income	$313	$263	$190	$576	$377

	Three Months Ended			Six Months Ended
	July 31,	May 1,	July 26,	July 31,	July 26,
	2016	2016	2015	2016	2015
Diluted net income per share
GAAP	$0.40	$0.33	$0.05	$0.73	$0.28
Non-GAAP	$0.53	$0.46	$0.34	$0.99	$0.68

Weighted average shares used in diluted net income per share computation
GAAP	631	597	556	617	563
Anti-dilution impact from note hedge (E)	(43)	(29)	(4)	(37)	(5)
Non-GAAP	588	568	552	580	558

GAAP net cash provided by operating activities	$184	$309	$163	$493	$409
Purchase of property and equipment and intangible assets	(33)	(55)	(24)	(88)	(54)
Free cash flow	$151	$254	$139	$405	$355

(A) Excludes stock-based compensation as follows:
	Three Months Ended			Six Months Ended
	July 31,	May 1,	July 26,	July 31,	July 26,
	2016	2016	2015	2016	2015
Cost of revenue	$4	$4	$3	$8	$6
Research and development	$30	$29	$27	$59	$54
Sales, general and administrative	$24	$20	$17	$44	$33

(B) Legal settlement with Advanced Silicon Technologies LLC and other settlement related costs.

(C) Represents warranty charge associated with a product recall.

(D) Consists of amortization of acquisition-related intangible assets, transaction costs, compensation charges, and other credits related to acquisitions.

(E) Represents the number of shares that would be delivered upon conversion of the currently outstanding 1.00% Convertible Senior Notes Due 2018. Under U.S. GAAP, shares delivered in hedge transactions are not considered offsetting shares in the fully diluted share calculation until actually delivered.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q3 FY2017 Outlook
GAAP gross margin	57.8%
Impact of stock-based compensation expense	0.2%
Non-GAAP gross margin	58.0%

Q3 FY2017 Outlook
(In millions)
GAAP operating expenses	$530
Stock-based compensation expense, acquisition-related costs, and other costs	(65)
Non-GAAP operating expenses	$465